EXHIBIT 99.1

MOD-PAC CORP. Reports Revenue of $14.4 Million in the 2013 First Quarter

  First quarter product sales increased 4.8% to 14.3 million; Custom folding carton sales up 7.6% to $11.2 million
  Gross margin expanded 540 basis points to 18.3% in the first quarter on improved leverage and continued cost control
  Achieved quarterly net income of $0.3 million, a measurable improvement from a net loss of $0.1 million in prior-year period
  Generated $0.8 million in cash from operating activities during the first quarter of 2013

BUFFALO, N.Y., May 1, 2013 (GLOBE NEWSWIRE) -- MOD-PAC CORP. (Nasdaq:MPAC) (the "Company"), a high value-added, on-demand print services firm that designs and manufactures custom and stock folding cartons, today announced financial results for its first quarter of 2013 ended March 30, 2013.

Revenue increased $0.6 million, or 4.5%, to $14.4 million in the first quarter from $13.8 million in the prior-year period on solid custom folding carton sales. The Company realized net income of $0.3 million, or $0.09 per diluted share, for the first quarter of 2013, an improvement from a net loss of $0.1 million, or $0.04 per diluted share, in the 2012 first quarter, reflecting leverage on higher sales and continued cost control.

Daniel G. Keane, President and CEO, commented, "We realized measurable growth in our core business, custom folding cartons, by capturing additional market share from existing customers. We also achieved margin expansion and an improved bottom-line as a result of our efforts to improve the leverage within the business."

Product Line Sales Review: Custom Folding Carton Growth Offsets Lower Stock Packaging and Personalized Print Sales

  Sales of custom folding cartons increased $0.8 million, or 7.6%, to $11.2 million from $10.4 million in the first quarter of 2012. The increase was primarily due to market share gains by capturing new product lines from several existing customers.

  Stock packaging sales were $2.6 million during the three months of 2013, a slight decrease from $2.7 million in the first quarter of 2012.

  First quarter personalized print sales were $0.6 million consistent with the prior-year period.

David B. Lupp, Chief Operating Officer and Chief Financial Officer, stated, "Our focus and sales efforts have been directed towards our custom folding cartons business, specifically for the private label segment, and we believe our improved results are a direct reflection of the successful execution of this strategy. The growth in this business line combined with cost containment and increased efficiency has allowed us to achieve greater operational leverage."

Improved Leverage Drives Margin Expansion

Gross profit for the 2013 first quarter was $2.6 million, an increase of 48.8% from $1.8 million in the prior-year period. Gross margin expanded 540 basis points to 18.3% in the 2013 first quarter, reflecting improved leverage on higher sales combined with continued cost control.

Selling, general and administrative (SG&A) expense increased $91 thousand year-over-year to $2.0 million in the first three months of 2013, due to higher employee related costs and approximately $0.1 million in expense associated with the offer the Company received from the Buyer Group (defined below) on October 29, 2012, partially offset by lower stock option expense. As a percentage of revenue, SG&A was consistent at 13.8% in the first quarters of 2013 and 2012.

The Company incurred an asset impairment charge of $0.1 million primarily related to the potential sale of a non-core building that is currently used as office rental space.

Earnings before interest, asset impairment, taxes, depreciation and amortization, and non-cash option expense (EBITDA), which is a non-GAAP measure, was $1.5 million in the first quarter of 2013, an increase of nearly 90%, or $0.7 million, from $0.8 million in the first quarter of 2012. (See the Reconciliation of Net Income (Loss) to EBITDA in the attached table.)

Liquidity

Cash and cash equivalents were $3.7 million at March 30, 2013, up slightly from the 2012 year-end balance of $3.6 million.

Capital expenditures for the first three months of 2013 were $0.7 million compared with $2.3 million in the first quarter of 2012, and primarily included additional custom folding carton equipment. Capital expenditures in 2013 are expected to be between $1.8 million to $2.1 million.

There were no shares repurchased by the Company during the 2013 first quarter. The exercise of stock options generated $0.2 million for the Company during the first quarter of 2013. MOD-PAC has authorization to repurchase up to 200,000 shares.

The Company has a $3.0 million secured line of credit of which $0.2 million was in use through a standby letter of credit and there was no balance drawn on the line at the end of the quarter.

Board of Directors Approves Acquisition Offer

On April 11, 2013, the Company announced that it had entered into a definitive merger agreement (the "Merger Agreement") by and among the Company, Rosalia Capital LLC, a Delaware limited liability company ("Parent"), and Mandan Acquisition Corp., a New York corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), whereby Parent will acquire, through a merger transaction, the Company upon the terms and conditions specified therein (the "Proposed Transaction"). Parent is a wholly owned subsidiary of LeCaron Enterprises Corp., a Delaware corporation and an entity formed by the Company's Chairman, Kevin T. Keane, and the Company's President and Chief Executive Officer, Daniel G. Keane and their associates and affiliates (the "Buyer Group"). Under the Merger Agreement, at the effective time of the merger transaction, each share of the Company's Common Stock and Class B Stock (other than shares owned by the Company and the Buyer Group and dissenting shares of the Company's Class B Stock) will be converted into the right to receive $8.40 per share in cash, without interest and subject to any withholding taxes, and Merger Sub will merge with and into the Company, with the Company surviving the merger as a subsidiary of Parent. The transaction is subject to certain closing conditions, including receipt of shareholder approval and other customary conditions.

Webcast and Conference Call

MOD-PAC will host a conference call and webcast today at 1:30 p.m. Eastern Time, during which management will review the financial and operating results for the period.

The conference call can be accessed by calling (201) 689-8562. The listen-only audio webcast can be monitored at www.modpac.com.

The telephonic replay will be available from 4:30 p.m. ET the day of the call until Wednesday, May 8, 2013. To listen to the archived call, dial (858) 384-5517 and enter conference ID number 412396. An archive of the webcast will be available on the Company's website at www.modpac.com, along with a transcript, once available.

About MOD-PAC CORP.

MOD-PAC CORP. is a leading designer and manufacturer of folding carton packaging employing high value-added services and on-demand delivery.  MOD-PAC provides CUSTOM FOLDING CARTONS for branded and private label consumer products in the food and food service, healthcare, medical and automotive industries. The Company also offers a line of STOCK PACKAGING primarily to the retail confectionary industry.  MOD-PAC also has a PERSONALIZED PRINT product line that offers a comprehensive line of products for consumer and corporate social occasions.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC's annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW.

MOD-PAC CORP.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share data)

	Three months ended
	3/30/2013	3/31/2012
Revenue
Product sales	14,344	13,689
Rent	76	112
Total Revenue	14,420	13,801
Cost of products sold	11,779	12,026
Gross profit	2,641	1,775
Gross profit margin	18.3%	12.9%
Selling, general and administrative expense	1,995	1,904
Impairment of assets	143	--
Income (Loss) from operations	503	(129)
Operating margin	3.5%	(0.9%)
Interest expense, net	45	47
Other expense (income), net	2	(1)
Income (Loss) before taxes	456	(175)
Income tax expense (benefit)	131	(52)
Net income (loss)	325	(123)
Basic income (loss) per share:	$0.10	$(0.04)
Diluted income (loss) per share:	$0.09	$(0.04)

Weighted average diluted shares outstanding	3,459	3,208

MOD-PAC CORP.
PRODUCT LINE SALES DATA
(unaudited)
($ in thousands)
	Three Months Ended		%	2013 % of
	3/30/2013	3/31/2012	change	Total
FOLDING CARTONS
Custom folding cartons	$11,174	$10,380	7.6%	77.9%
Stock packaging	2,604	2,698	(3.5%)	18.2%
Folding cartons subtotal	13,778	13,078	5.4%	96.1%

PERSONALIZED PRINT	566	611	(7.4%)	3.9%
Total product sales	$14,344	$13,689	4.8%	100.0%

MOD-PAC CORP.
CONSOLIDATED BALANCE SHEETS

($ in thousands)	(Unaudited)
	March 30, 2013	December 31, 2012
Current assets:
Cash and cash equivalents	$3,747	$3,641

Accounts receivable	5,664	6,008
Allowance for doubtful accounts	(15)	(13)
Net accounts receivable	5,649	5,995
Inventories	6,956	6,782
Prepaid expenses	577	424
Assets held for sales	351	--
Total current assets	17,280	16,842
Property, plant and equipment, at cost:
Land	1,148	1,224
Buildings and improvements	13,898	14,435
Machinery and equipment	53,165	53,125
Construction in progress	1,239	643
	69,450	69,427
Less accumulated depreciation	(54,509)	(53,928)
Net property, plant and equipment	14,941	15,499
Deferred income taxes	473	317
Other assets	577	481
Total assets	$33,271	$33,139
Current liabilities:
Current maturities of long-term debt	$ --	$20
Accounts payable	2,073	1,884
Accrued expenses	502	1,223
Income taxes payable	303	180
Total current liabilities	2,878	3,307

Long-term debt	1,800	1,800
Other liabilities	26	26
Total liabilities	4,704	5,133
Shareholders' equity:
Common stock, $.01 par value, authorized 20,000,000 shares, issued 3,752,519 at March 30, 2013; 3,712,156 at December 31, 2012	38	37
Class B common stock, $.01 par value, authorized 5,000,000 shares, issued 562,886 at March 30, 2013; 564,191 at December 31, 2012	6	6
Additional paid-in capital	4,523	4,288
Retained earnings	32,010	31,685
Treasury stock at cost, 998,809 shares at March 30, 2013 and December 31, 2012	(8,010)	(8,010)
Total shareholders' equity	28,567	28,006

Total liabilities and shareholders' equity	$33,271	$33,139

MOD-PAC CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)
	Three Months Ended
	March 30, 2013	March 31, 2012
Cash flows from operating activities:
Net income (loss)	$325	$(123)
Adjustments to reconcile net income (loss) to net cash provided by
(used in) operating activities:
Depreciation and amortization	798	784
Adjustment to provision for doubtful accounts	4	(16)
Stock option compensation expense	29	119
Deferred income taxes	(156)	(215)
Impairment of assets	143	--
Cash flows from changes in operating assets and liabilities:
Accounts receivable	342	310
Inventories	(173)	(762)
Prepaid expenses	(153)	(200)
Accounts payable	191	45
Income taxes payable	123	131
Accrued expenses	(721)	(755)

Net cash provided by (used in) operating activities	752	(682)

Cash flows from investing activities:
Change in other assets	(100)	(28)
Capital expenditures	(732)	(2,314)

Net cash used in investing activities	(832)	(2,342)

Cash flows from financing activities:
Principal payments on long-term debt	(20)	(22)
Proceeds from the issuance of stock	206	2

Net cash provided by (used in) financing activities	186	(20)

Net increase (decrease) in cash and cash equivalents	106	(3,044)

Cash and cash equivalents at beginning of year	3,641	3,900

Cash and cash equivalents at end of period	$3,747	$856

MOD-PAC CORP.
Reconciliation between Net Income (Loss) and EBITDA

(in thousands)	Three Months Ended
	3/30/2013	3/31/2012
GAAP Net Income (loss)	$325	$(123)

Interest	45	47
Asset Impairment	143	0
Taxes	131	(52)
Depreciation & amortization	798	784
Stock based compensation	29	119

EBITDA	$1,471	$775

EBITDA is defined as consolidated net income before interest expense, asset impairment, income taxes, depreciation and amortization and option expense.  EBITDA is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, MOD-PAC believes that providing non-GAAP information such as EBITDA is important for investors and other readers of MOD-PAC's financial statements, as it is used as an analytical indicator by MOD-PAC's management. Because EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

CONTACT: Kei Advisors LLC
         Deborah K. Pawlowski / Craig P. Mychajluk
         716.843.3908 / 716.843.3832
         dpawlowski@keiadvisors.com
         cmychajluk@keiadvisors.com